                                                                Exhibit 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of August 30, 1996 by and among ANICOM, INC., a Delaware corporation ("Anicom"), ANICOM-SOUTHEAST, INC., Delaware corporation and wholly owned subsidiary of Anicom ("Purchaser"), NORFOLK WIRE & ELECTRONICS, INC., a Virginia corporation ("Norfolk"), and Ronald A. Hurley ("Hurley"), Robert H. Jennings ("Jennings"), Stephen M. Mobley ("Mobley") and Vonda M. Hall ("Hall") (Hurley, Jennings, Mobley and Hall are each a "Shareholder" and collectively, the "Shareholders"). Capitalized terms that are not otherwise defined in this Agreement are defined in Section 6 of this Agreement.

         The Boards of Directors of each of Anicom, Purchaser and Norfolk and the Shareholders of Norfolk believe that it is in the best interests of each corporation and their respective stockholders that Norfolk and Purchaser combine into a single company through the merger of Norfolk with and into Purchaser (the "Merger") and, in furtherance thereof, have approved the Merger.

         For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         The parties, intending to be legally bound, agree as follows:

1.       THE MERGER

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.3) and subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporate Law ("Delaware Law") and the Virginia Stock Corporation Act ("Virginia Law"), Norfolk shall be merged with and into Purchaser, the separate corporate existence of Norfolk shall cease and Purchaser shall continue as the surviving corporation. Purchaser, as the surviving corporation after the merger, is hereinafter sometimes referred to as the "Surviving Corporation". As of the Effective Time, by virtue of the Merger and without any action on the part of any Shareholder, the 1,000 shares of the common stock, no par value, of Norfolk ("Norfolk Shares") which represent all of the issued and outstanding shares of capital stock of Norfolk, shall be converted into the right to receive in the aggregate the Merger Consideration (as defined in Section 1.2) from Purchaser.

         1.2 MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of Anicom, Purchaser, Norfolk or the Shareholders, each Norfolk Share will be cancelled and extinguished and the aggregate merger consideration (the "Merger Consideration") of $8,000,000, will be payable to the various Shareholders as set forth in Section 1.2(d) below, in accordance with the following:

                 (a)      $3,000,039 in cash (the "Purchase Cash");





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                 (b)      193,547 shares of common stock of Anicom (the
         "Purchase Shares").

                 (c) $1,000,000 in cash (the "Escrow Cash") and 64,515 shares of common stock of Anicom (the "Escrow Shares"). The Escrow Cash and the Escrow Shares shall be delivered to Harris Trust and Savings Bank, as Escrow Agent (the "Escrow Agent") and placed in an escrow account pursuant to the terms of an escrow agreement attached hereto as EXHIBIT A (the "Escrow Agreement").

                 (d) The percentage interest each Shareholder shall be entitled to receive of the Merger Consideration is as set forth in
         Part 1.2(d) of the disclosure letter delivered by Shareholders to Purchaser and Anicom concurrently with the execution and delivery of this Agreement (the "Disclosure Letter").

         1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing on the Closing Date the certificates of merger and any other documents required to be filed with the Secretaries of State of Delaware and Virginia (the "Merger Documents") in order to cause the Merger to become effective under Delaware and Virginia Law as of 12:01 a.m., Delaware time, on September 1, 1996 (the "Effective Time").

         1.4 EFFECTS OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and Virginia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Norfolk shall vest in Purchaser, and all debts, liabilities and duties of Norfolk shall become the debts, liabilities and duties of Purchaser.

         1.5     NAME; ARTICLES OF INCORPORATION; BYLAWS.

                 (a) The name of the Surviving Corporation will be Anicom-Southeast, Inc.

                 (b) The Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of Purchaser as of and following the Effective Time, until thereafter amended.

                 (c) The Bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of Purchaser as of and following the Effective Time, until thereafter amended.

         1.6 DIRECTORS AND OFFICERS. The directors of Purchaser shall remain the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Purchaser shall remain the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

         1.7 SUPPLEMENTARY ACTION. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances are necessary





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or desirable to vest or to perfect or confirm of record in the
Surviving Corporation the title to any property or rights of Norfolk, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of Norfolk, in the name of and on behalf of Norfolk, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

         1.8 FEDERAL INCOME TAX. It is intended by the parties hereto that the Merger shall constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         1.9 CLOSING. The closing of the Merger ("Closing") provided for in this Agreement will take place upon execution of this Agreement at the offices of Willcox & Savage P.C., counsel to Norfolk at 1800 NationsBank Center, One Commercial Place, Norfolk, Virginia, at 10:00 a.m. (local time) on August 30, 1996 (the "Closing Date").

         1.10    PURCHASE PRICE ADJUSTMENT.

                 (a) Shareholders' Equity. The calculation of the Merger Consideration was based upon the assumption that, as calculated under generally accepted accounting principles ("GAAP"), consistently applied, the Tangible Net Worth (as such term is defined in Part 1.10(a) of the Disclosure Letter) of the Company as of the Closing Date would equal or exceed $1,900,000. If, and to the extent that, as of the Closing Date the Tangible Net Worth of the Company is less than $1,900,000, then Purchaser shall be entitled to a corresponding dollar for dollar reduction in the Merger Consideration. Except in the case of a Breach of Sections 2.27 or 4.1 by Shareholders or Norfolk, no Tax liability on Norfolk, Anicom or Purchaser resulting from the Merger failing to qualify as a tax-free reorganization shall be taken into account hereunder.

                 (b) Closing Balance Sheet. Within sixty (60) days after the Closing Date, Shareholders shall prepare or cause to be prepared and delivered to Purchaser a balance sheet of Norfolk as of the Closing Date prepared in accordance with GAAP, consistently applied ("Closing Balance Sheet"), provided, however, that (i) the Tangible Net Worth stated on such Closing Balance Sheet shall be adjusted to reflect the sale of Inventory identified on Part 1.10(b) of the Disclosure Letter as if such sale had been booked in August of 1996,
         (ii) an adjustment shall be made to accrue for accountant's fees and costs incurred in connection with Norfolk's 1996 year-end audit (which fees and costs shall be paid by Purchaser after Closing, but which will not have been ordinarily accrued on the books as of August 31,
         1996) and (iii) that no reduction will be taken from inventory based on value being less than cost. If Purchaser disagrees with the Closing Balance Sheet, Purchaser shall notify Shareholders in writing of such disagreement within thirty (30) days after the date on which Purchaser received the Closing Balance Sheet, which written notice shall specify the nature of the dispute and shall provide in reasonable detail the facts or accounting principles upon which such dispute is based. Thereafter, Shareholders and Purchaser shall use Best Efforts to resolve such disagreement with respect to the Closing Balance Sheet.





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                 (c)      Dispute Resolution.  If Shareholders and Purchaser
         are unable to resolve any disagreement within twenty (20) days after Norfolk's receipt of such notice of disagreement, Shareholders and Purchaser shall submit such disagreement to a certified independent public accounting firm that is nationally recognized (the "Independent Accounting Firm") and mutually agreeable to Shareholders and Purchaser. If Shareholders and Purchaser cannot agree upon such election within thirty (30) days after Shareholders' receipt of Purchaser's notice of disagreement, the Independent Accounting Firm shall be selected by lot from among the "big six" independent public accounting firms in the United States, excluding Coopers & Lybrand L.L.P. The dispute shall be immediately submitted by Purchaser and Shareholders to the Independent Accounting Firm for resolution of such dispute within twenty (20) days after submission to the Independent Accounting Firm. At the time of the submission of such dispute to the Independent Accounting Firm for resolution, Shareholders shall file with the Independent Accounting Firm a written statement of their position with regard to any matters in dispute, at which time Purchaser shall have ten (10) days to respond in writing to Shareholders' position. The decision of the Independent Accounting Firm shall be final and binding upon all parties hereto. Each party shall bear its own expenses, including expenses of its accountants and attorneys in connection with the resolution of any such dispute, and the fees and expenses of the Independent Accounting Firm shall be paid by the party(s) as determined by the Independent Accounting Firm.

                 (d) Reduction of Purchase Price. If and to the extent that any adjustment is made under this Section 1.10, such sums shall be paid out of escrow pursuant to the terms of the Escrow Agreement.

         1.11 PAYOFF OF SIGNET DEBT. Contemporaneous with Closing, Anicom shall curtail Norfolk's entire bank indebtedness to Signet Bank and cause Signet Bank to deliver to Hurley and Jennings releases of their respective guaranties.

2.       REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Shareholders, jointly and severally (except in the case of those matters in Sections 2.2 and 2.3 that relate to a Shareholder individually which are made severally), represent and warrant to Anicom and Purchaser as follows:

         2.1     ORGANIZATION AND GOOD STANDING

                 (a) Norfolk is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia, with full corporate power and authority to conduct its business as it is now being conducted, to own, hold under lease, or otherwise possess or use the properties and assets that it purports to own, hold under lease, or otherwise possess or use, and to perform all its obligations under the contracts to which it is a party or by which it is bound. Part 2.1(a) of the Disclosure Letter sets forth all other jurisdictions in which Norfolk is authorized to do business. Norfolk is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which such qualification is required by virtue





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         of the nature of the activities conducted by it except to the extent such failure to qualify would not have a Material Adverse Effect on the Business taken as a whole.

                 (b) Shareholders have caused the Company to deliver to Purchaser correct and complete copies of the Organizational Documents of Norfolk, as currently in effect.

                 (c) Part 2.1(c) of the Disclosure Letter contains a complete and accurate list of the current directors and officers of Norfolk.

                 (d)      Norfolk does not have any subsidiaries.

         2.2     AUTHORITY; NO CONFLICT

                 (a) This Agreement and the Closing Agreements constitute the legal, valid, and binding obligation of Shareholders and Norfolk, enforceable against each such party in accordance with their terms. Shareholders and Norfolk, as the case may be, have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Closing Agreements and to perform their obligations under this Agreement and the Closing Agreements.

                 (b) Except as set forth in Part 2.2 of the Disclosure Letter, neither the execution and delivery of this Agreement or the Closing Agreements nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly:

                          (i) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of
                 (A) any provision of the Organizational Documents of Norfolk;
                 (B) any resolution adopted by the board of directors or the shareholders of Norfolk; (C) any Legal Requirement or any Order to which Norfolk or any Shareholder, or any of the assets owned or used by Norfolk, may be subject, or give any Governmental Body or other Person the right (with or without notice or lapse of time) to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any such Legal Requirement or Order; (D) any of the terms or requirements of, or give any Governmental Body the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Norfolk or that otherwise relates to the business of, or any of the assets owned or used by, Norfolk; or (E) any provision of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

                          (ii) result in (with or without notice or lapse of time) the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Norfolk.





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Except as set forth in Part 2.2 of the Disclosure Letter, Norfolk is not and
will not be required to give any notice to or obtain any Consent from, and no Shareholder is or will be required to give any notice to or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         2.3 CAPITALIZATION. The authorized equity securities of Norfolk consist of 5,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding and constitute the Norfolk Shares. Shareholders are and on the Closing Date will be the sole record and beneficial owners and holders of Norfolk Shares. Except as set forth in Part 2.3 of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of Norfolk. All of the outstanding equity securities of Norfolk have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Part 2.3 of the Disclosure Letter, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities (whether or not convertible) of Norfolk, including options, rights, warrants, puts, or calls. None of the outstanding equity securities or other securities of Norfolk was issued, or has been redeemed or repurchased, in violation of the Securities Act or any securities or "blue sky" Legal Requirements. Norfolk has not owned, does not own, and has no Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Shareholders have provided Purchaser with complete copies of any shareholders' agreements, voting agreements, and other agreements relating to Norfolk Shares, all of which are listed on Part 2.3 of the Disclosure Letter.

                 Additionally, each Shareholder on his or her own behalf only represents that Shareholder has good and valid title to their Norfolk Shares, which will be conveyed to Purchaser free and clear of all Encumbrances, in the respective amounts set forth in Part 2.3 of the Disclosure Letter.

         2.4 FINANCIAL STATEMENTS. Shareholders have caused Norfolk to deliver to Anicom: (a) Norfolk's audited balance sheet, statement of income and statement of stockholders' equity as of and for the fiscal year ended August 31, 1995, and (b) Norfolk's unaudited balance sheet (the "Interim Balance Sheet") and statement of income as of and for the nine months ended June 30, 1996, including in each case the notes thereto. Except as set forth in Part 2.4 of the Disclosure Letter, such financial statements and notes are complete and correct in all material respects, are consistent with Norfolk's books and records and fairly present the financial condition and results of operations of Norfolk as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, except (i) that the financial statements as at and for the nine months ended June 30, 1996 do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount and (ii) regarding the Interim Balance Sheet only, the representations and warranties set forth in this sentence are made to Shareholders' Knowledge. No financial statements of any Person are required by GAAP to be consolidated with the financial statements of Norfolk.

         2.5 BOOKS AND RECORDS. To the Knowledge of Shareholders, the books of account, minute books, stock record books, and other records of Norfolk, all of which have been made





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available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. Without limiting the generality of the foregoing, the minute books of Norfolk contain complete and accurate records of all meetings held of, and corporate action taken by, the Shareholders, the boards of directors, and committees of the boards of directors of Norfolk, and no meeting of any such Shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Norfolk.

         2.6 TITLE TO PROPERTIES; ENCUMBRANCES. Norfolk does not own any real property. Part 2.6 of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests in real property currently or previously owned by Norfolk. Norfolk has good, valid, and marketable title to all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) reflected as owned in the books and records of Norfolk, and upon consummation of the Contemplated Transactions (which assumes that the Merger Documents shall have been properly filed and become effective), the Surviving Corporation will be vested with good and marketable title to all such properties and assets, including all of the properties and assets reflected in the Interim Balance Sheet (except for personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business) and all of the properties and assets purchased or otherwise acquired by Norfolk since the date of the Interim Balance Sheet (except for supplies, inventory, and personal property acquired and sold since the date of the Interim Balance Sheet in the Ordinary Course of Business) are listed in Part 2.6 of the Disclosure Letter. Except as set forth in Part 2.6 of the Disclosure Letter, all properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances.

         2.7     CONDITION AND SUFFICIENCY OF ASSETS.  Except as set forth in
Part 2.7 of the Disclosure Letter, to the Knowledge of Shareholders, the equipment and other tangible personal property used by Norfolk in the conduct of its business, are in good operating condition and repair, ordinary wear and tear excepted, are adequate for the uses to which they are being put, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in cost to Norfolk, and are sufficient for the continued conduct of Norfolk's business after the Closing in substantially the same manner as conducted prior to the Closing.

         2.8 ACCOUNTS RECEIVABLE. To the best of Shareholders' Knowledge, all accounts receivable of Norfolk that are reflected on the Interim Balance Sheet or on the accounting records of Norfolk as of the Closing Date (collectively, the "Accounts Receivable"), represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date as stated on the aging report described below with the respective reserves to be shown on the Closing Balance Sheet (which reserves, to Shareholders' Knowledge, are adequate and calculated in a manner consistent with past practice). To Shareholders' Knowledge, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, in any agreement with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 2.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of July 31, 1996, which list sets forth the aging of such Accounts Receivable.





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         2.9     INVENTORY.  All inventory of Norfolk, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality. Obsolete items, items of below-standard quality and unsalable inventory as of the Closing shall not exceed 10% of the value of Norfolk's inventory (assuming the valuation of inventory at cost).
All inventories not written off have been priced on a first in-first out (FIFO) basis. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of Norfolk.

         2.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 2.10 of the Disclosure Letter, Norfolk has no material liabilities or obligations of any nature (whether absolute, accrued, or contingent) other than liabilities or obligations reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet.

         2.11 TAXES. Norfolk has never been and is not a member of an "affiliated group" as defined in Section 1504 of the Code. Except as set forth in Part 2.10 of the Disclosure Letter, Norfolk has timely filed or caused to be timely filed (on a timely basis since its incorporation) all Tax Returns that are or were required to be filed by or with respect to it pursuant to the Legal Requirements of each Governmental Body with taxing power over it or its assets. Norfolk has delivered or made available to Purchaser copies of all such Tax Returns. Norfolk has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Norfolk. The United States federal and state income Tax Returns of Norfolk subject to such Taxes have not been audited by the IRS or relevant state tax authorities and Norfolk is not a party to any action or proceeding by any Governmental Body for the collection or assessment of Taxes. Neither Norfolk nor any Shareholder has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Norfolk or for which Norfolk may be liable. The charges, accruals, and reserves with respect to Taxes on the respective books of Norfolk are adequate (determined in accordance with GAAP). To the Shareholders' Knowledge, there exists no proposed tax assessment against Norfolk except as disclosed in the Interim Balance Sheet or in Part 2.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by Norfolk. All Taxes that Norfolk is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. All Tax Returns previously filed by Norfolk were true, correct, and complete. Norfolk is not a party to any Contract that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Norfolk has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         2.12 NO MATERIAL ADVERSE CHANGE. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Norfolk or any event, condition, or contingency that is likely to result in such a material adverse change.





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         2.13    EMPLOYEE BENEFITS

                 (a) Part 2.13(a) of the Disclosure Letter lists every "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA); any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); any collective bargaining agreement, personnel policy (including vacation time, holiday pay, bonus programs and sick leave) or material fringe benefit; any severance agreement or plan or any other medical, life or disability benefit; any excess benefit plan, bonus or incentive plan, top hat plan or deferred compensation plan, change-of-control agreement, employment agreement; or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated with respect to which Norfolk has or could have liability (all such plans, policies, programs, arrangements, agreements and contracts are referred to in this Agreement as "Scheduled Plans").

                 (b) Norfolk has delivered to Purchaser a complete and accurate copy, as of the Closing, of each written Scheduled Plan, together with, if applicable, a copy of Form 5500 Annual Reports (including required schedules and attachments), if any, for the three
         (3) most recent plan years; the most recent IRS determination letter and each other material letter, ruling or notice issued by a Governmental Body with respect to each such plan; and a copy of each funding vehicle, if any, with respect to each such plan; the current summary plan description or summary of material modifications with respect to each such plan; and a copy or, if none, a description of each other general explanation or communication which describes a material term of a Scheduled Plan that has not previously been disclosed to Purchaser pursuant to this Section. Part 2.13(b) of the Disclosure Letter describes the material terms of each unwritten Scheduled Plan as comprehended to the Closing Date.

                 (c) Except as set forth in Part 2.13(c), each Scheduled Plan (i) has been and currently complies in form and in operation in all respects with all applicable requirements of ERISA and the Code, and any other Legal Requirements, and so as not to give rise to a nonexempt prohibited transaction (as such term is defined under ERISA and the Code) or liability for any other excise taxes, penalties or fines; (ii) has been and is operated and administered in compliance with its terms (except as otherwise required by law) and with applicable Legal Requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iii) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

                 (d) Norfolk does not have nor could have any liability (whether direct or indirect or resulting from Norfolk or any current or former Plan Affiliate) with respect to any Scheduled Plan (i) which is a "multi- employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, (ii) which provides post-retirement or post- employment medical, health, life insurance





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
         or other welfare-type benefits, their spouses or dependents
         (except for limited continued medical benefit coverage, if any, required to be provided under federal or state continuation coverage laws), or (iii) which is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

                 (e) all contributions, payments, premiums, expenses, reimbursements or accruals for each Scheduled Plan as of the Closing (including periods from the first day of the then current plan year to the Closing) shall have been made, accrued on Norfolk's financial statements or funded through a funding arrangement that is separate from the assets of Norfolk or its affiliates; and each such plan otherwise does not have nor reasonably could have any unfunded liability which is not reflected on Norfolk's financial statements.

                 (f) As used in this Agreement, with respect to any person ("First Person") the term "Plan Affiliate" shall mean each other person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

         2.14    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

                 (a)      Except as set forth in Part 2.14(a) of the Disclosure
                 Letter:

                          (i) Norfolk is, and at all times has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except for any violation that would not have a Material Adverse Effect on the operations of Norfolk taken as a whole;

                          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation by Norfolk of, or a failure on the part of Norfolk to comply with, any Legal Requirement, except for any event that would not have a Material Adverse Effect on the operations of Norfolk taken as a whole; and

                          (iii) Norfolk has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding, and Shareholders are not aware of, any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or any obligation on the part of Norfolk to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                 (b) Part 2.14(b) of the Disclosure Letter contains a complete and accurate list of each material Governmental
         Authorization that is held by Norfolk or that otherwise relates to the business of, or to any of the assets owned or used by, Norfolk. Each

Governmental Authorization listed or required to be listed in Part 2.14(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 2.14(b) of the Disclosure Letter:

                          (i) Norfolk is, and at all times has been, in compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.14(b) of the Disclosure Letter;

                          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
                 Part 2.14(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in
                 Part 2.14(b) of the Disclosure Letter;

                          (iii) Norfolk has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or
                 (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and


                          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 2.14(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 2.14(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit Norfolk to lawfully conduct and operate its business in the manner they currently conduct and operate such businesses and to permit Norfolk to own and use its assets in the manner in which it currently owns and uses such assets.

         2.15    LEGAL PROCEEDINGS; ORDERS

                 (a) Except as set forth in Part 2.15 of the Disclosure Letter, there is no pending Proceeding:

                          (i) that has been commenced by or against Norfolk or any Scheduled Plan or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Norfolk and for which Norfolk has been properly served under applicable Legal Requirements; or

                          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Shareholders, (1) no Proceeding has been Threatened, and
(2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Shareholders have delivered to Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 2.15 of the Disclosure Letter. The Proceedings listed in Part 2.15 of the Disclosure Letter will not have a Material Adverse Effect on the business, operations, assets, condition, or prospects of Norfolk or Purchaser. Also listed in Part 2.15 of the Disclosure Letter are all Proceedings commenced or Threatened by or against Norfolk within the last three years, and a description of the outcome thereof, excluding any Proceedings at law where the claimant seeks or sought only monetary damages in an amount less than $10,000.

                 (b) There is no Order to which Norfolk, or any of the assets owned or used by Norfolk, is subject. No Shareholder is subject to any Order that relates to the business of, or any of the assets owned or used by Norfolk. No officer or director of Norfolk is subject to any Order that prohibits such officer or director from engaging in or continuing any conduct, activity, or practice relating to the business of Norfolk, and to the Shareholders' Knowledge, no agent or employee is subject to any Order that prohibits such agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Norfolk.

         2.16    ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
Part 2.16 of the Disclosure Letter, since the date of the Interim Balance Sheet, Norfolk has conducted its business only in the Ordinary Course of Business and there has not been any:

                          (i) change in Norfolk's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Norfolk; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Norfolk of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                          (ii) amendment to the Organizational Documents of Norfolk;

                          (iii)   payment by Norfolk of any bonuses or
                 compensation other than regular salary payments and customary commissions, or increase in the salaries, or payment on any debt of Norfolk, to any stockholder, director, officer, or employee, or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                          (iv) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Scheduled Plan for or with any employees of Norfolk;

                          (v) damage to or destruction or loss of any asset or property of Norfolk, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Norfolk;

                          (vi) entry into, termination of, or receipt of notice of termination of (A) any license, maintenance, distributorship, dealer, sales representative, joint venture, credit, or similar agreement with a total remaining commitment of $25,000, or (B) any Contract or transaction involving a total remaining commitment by Norfolk of at least $25,000, excluding any acquisition or dispositions of inventory in the Ordinary Course of Business;

                          (vii) loan or advance by Norfolk to any Person other than sales to customers on credit in the Ordinary Course of Business, or discharge or satisfaction of any material liability except in the Ordinary Course of Business;

                          (viii) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of Norfolk or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Norfolk;

                          (ix) cancellation or waiver of any claims or rights with a value to Norfolk in excess of $10,000;

                          (x) material change in the accounting methods used by Norfolk; or

                          (xi) agreement, whether oral or written, by Norfolk to do any of the foregoing.

         2.17    CONTRACTS; NO DEFAULTS

                 (a) Part 2.17 of the Disclosure Letter contains a complete and accurate list, and Shareholders have delivered to Purchaser true and complete copies (or forms thereof, where form agreements are used; provided that any and all material deviations or changes to the forms in any individual case are described in Part 2.17 of the Disclosure Letter), of every material Contract to which Norfolk is a party or by which it is bound (the "Material Contracts").

                 (b) Except as set forth in Part 2.17 of the Disclosure Letter, all of the Contracts listed or required to be listed in Part
         2.17 of the Disclosure Letter are, to Shareholders' Knowledge, in full force and effect and are valid and enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and equitable principles of general applicability, and, to Shareholders' Knowledge, no event has occurred or circumstance exists that would give any Person (including Norfolk) the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Material Contract.

                 (c) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Norfolk under current or completed Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

         2.18 INSURANCE. Except for insurance contracts listed or referred to in Section 2.13 hereof, Part 2.18 of the Disclosure Letter contains a complete and accurate list of all insurance policies (including "self-insurance" programs) now maintained by Norfolk (the "Insurance Policies") and maintained by Norfolk since January 1, 1993. No claims have been made under any such Insurance Policies. Except for those policies which have been listed as expired on Part 2.18 of the Disclosure Letter, the Insurance Policies are in full force and effect, Norfolk is not in default under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied. Except for those policies which have been listed as expired on Part 2.18 of the Disclosure Letter, Norfolk covenants and agrees that all of the Insurance Policies will remain in full force and effect as of the Closing Date.

         2.19    ENVIRONMENTAL MATTERS

                 (a) Norfolk has never generated, transported, treated, stored, or disposed, or, in any manner, arranged for disposal or treatment (within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), or any applicable federal, state, or local law, regulation, ordinance or requirement, as amended or hereafter amended) of any Hazardous Substances except in the normal operation of its business and in accordance with any applicable Legal Requirement and Shareholders have no Knowledge that such activities have caused a release of Hazardous Substances which have had or could have a Material Adverse Effect on Norfolk. Except as set forth in
         Part 2.19 of the Disclosure Letter, to Shareholders' Knowledge, there are no Hazardous Substances on, in, or under the Facilities (including those that may be contained in underground storage tanks).

                 (b) Neither the Shareholders nor Norfolk has received, or has Knowledge of, any notice of any Proceeding relating to the presence or alleged presence of Hazardous Substances in, under, or upon the Facilities or upon the properties of any sites to which any of Norfolk's waste has been transported, whether for disposal or for any other purpose, and whether against Norfolk or any other Person, and Norfolk does not have Knowledge of any basis for any such notice or action; and there are no pending, or, to Shareholders' Knowledge, Threatened Proceedings (or notice of potential Proceedings) from any Governmental Body or any other entity regarding any matter relating to health, safety, or protection of the environment relating to the Facilities, except as described in reasonable detail in Part 2.19 of the Disclosure Letter.

         2.20 EMPLOYEES. Part 2.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee of Norfolk, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since January 1993; vacation accrued; and service credited for purposes of vesting and eligibility to participate under each of Norfolk's Scheduled Plans. Except as set forth on Part 2.20 of the Disclosure Letter, to Shareholders' Knowledge, no former or current employee or current or former officer or director of Norfolk is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affected, affects, or will affect (i) the performance of his duties as an employee or officer or director of Norfolk, or (ii) the ability of Norfolk to conduct its business. To Shareholders' Knowledge, no director, officer or other employee of Norfolk intends to terminate his employment with Norfolk.

         2.21 LABOR DISPUTES; COMPLIANCE. Norfolk has never been a party to any collective bargaining or other labor Contract. There has never been, there is not presently pending or existing, and to Shareholders' Knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration, or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity, or other labor dispute against or affecting Norfolk or the Facility, and no application for certification of a collective bargaining agent is pending or, to Shareholders' Knowledge, is Threatened. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Norfolk, and no such action is contemplated by Norfolk. Norfolk has complied in all respects with all Legal Requirements, and there is no allegation, charge or complaint or Proceeding pending or Threatened against Norfolk or any of its officers, directors or employees, relating to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, and to Shareholders' Knowledge there is no basis for any such allegation, charge, complaint, or Proceeding.

         2.22 INTELLECTUAL PROPERTY. Part 2.22(a) of the Disclosure Letter contains a complete and correct list of all patented and registered Proprietary Rights owned by Norfolk and all pending patent applications and applications for the registration of other Proprietary Rights owned or filed by Norfolk.
Part 2.22(a) of the Disclosure Letter also contains a complete and correct list of all trade or corporate names used by Norfolk and a complete and correct list of all licenses and other rights granted by Norfolk to any third party with respect to Proprietary Rights and licenses and other rights granted by any third party to Norfolk. Except as set forth in Part 2.22(a) of the Disclosure Letter, (a) Norfolk owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Proprietary Rights necessary for the operation of Norfolk's business as presently conducted and none of such Proprietary Rights have been abandoned; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or is threatened, and there is no reasonable basis for any such claim; (c) neither Norfolk nor any registered agent of Norfolk has received any notices of, nor is Norfolk aware of any reasonable basis for, an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to such Proprietary Rights, nor has Norfolk or any registered agent of Norfolk received any claims of infringement or misappropriation of or other conflict with any Proprietary Rights of any third party; and (d) Norfolk has not infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties, and Shareholders are not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of Norfolk's business.

         2.23 BANK ACCOUNTS. Part 2.23 of the Disclosure Letter contains a complete and accurate list of each bank at which Norfolk has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

         2.24    DISCLOSURE.

                 (a) No representation or warranty of Shareholders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                 (b) There is no fact known to Shareholders that has specific application to either Shareholders or Norfolk (other than general economic or industry conditions) and that materially and adversely affects the assets, business, prospects, financial condition, or results of operations of Norfolk that has not been set forth in this Agreement or the Disclosure Letter.

         2.25    RELATIONSHIPS WITH RELATED PERSONS.  Except as set forth in
Part 2.25 of the Disclosure Letter, no Shareholder or any Related Person of Shareholders or of Norfolk has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to Norfolk's business. No Shareholder and no Related Person of Shareholders or of Norfolk owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a material financial interest in any transaction with Norfolk, or
(ii) engaged in competition with Norfolk with respect to any line of products or services of Norfolk (a "Competing Business") in any market presently served by such Norfolk except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 2.25 of the Disclosure Letter, no Shareholder and no Related Person of Shareholders or of Norfolk is a party to any Contract with, or has any claim or right against, Norfolk. All money owed by Norfolk to Related Persons (other than for salary) are for bona fide debts.

         2.26 BROKERS OR FINDERS. Shareholders, Norfolk and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         2.27    ADDITIONAL TAX MATTERS.

                 (a) The Purchaser will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Norfolk immediately prior to the transaction. For purposes of this representation, amounts paid by Norfolk to dissenters, amounts paid by Norfolk to the Shareholders who receive cash or other property, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by Norfolk immediately preceding the transfer will be included as assets of Norfolk held immediately prior to the transaction.

                 (b) The liabilities of Norfolk assumed by Purchaser and the liabilities to which Norfolk's assets are subject were incurred by Norfolk in the ordinary course of its business.

                 (c) Norfolk and the Shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

                 (d) There has been no significant sale, distribution, dividend or other disposition of Norfolk's assets other than in the ordinary course of business within the twelve (12) months preceding the Closing Date.

                 (e) Norfolk is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                 (f) Norfolk is not under the jurisdiction of a court in a Title 11 or similar case.

3.       REPRESENTATIONS AND WARRANTIES OF ANICOM AND PURCHASER

         Anicom and Purchaser jointly and severally represent and warrant to Shareholders as follows:

         3.1 ORGANIZATION AND GOOD STANDING. Each of Anicom and Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, its state of incorporation with full corporate power and authority to conduct its business as it is now being conducted. Neither Anicom nor any of its subsidiaries is in violation of any of the provisions of its certificates of incorporation or bylaws.

         3.2     AUTHORITY; NO CONFLICT

                 (a) This Agreement and the Closing Documents constitute the legal, valid, and binding obligation of Anicom or Purchaser, as the case may be, enforceable against Anicom or Purchaser, as the case may be, in accordance with its terms. Anicom and Purchaser, as the case may be, have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents.

                 (b) Neither the execution and delivery of this Agreement and the Closing Documents by Anicom or Purchaser, as the case may be, nor the consummation or performance of any of the Contemplated Transactions by Anicom or Purchaser, as the case may be, will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Anicom's or Purchaser's, as the case may be, Organizational Documents;
         (ii) any resolution adopted by the board of directors or the stockholders of Purchaser; (iii) any Legal Requirement or Order to which Anicom or Purchaser, as the case may be, may be subject; or (iv) any Contract to which Anicom or Purchaser, as the case may be, is a party or may be bound. Anicom or Purchaser, as the case may be, is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement by Anicom or Purchaser, as the case may be, or the consummation or performance of any of the Contemplated Transactions by Anicom or Purchaser, as the case may be.

         3.3     CAPITALIZATION.

                 (a)      The authorized capital stock of Anicom consists of
         (i) 10,000,000 shares of common stock, $.001 par value per share, of which 6,281,928 shares were issued and outstanding as of August 1, 1996, and (ii) 1,000,000 shares of preferred stock, $.01 par value per share, none of which are outstanding. All of the issued and outstanding shares of capital stock of Anicom have been duly authorized and validly issued and are fully paid and nonassessable.

                 (b) The Purchase Shares and Escrow Shares to be issued pursuant to the Merger will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

                 (c)      Purchaser is a wholly-owned subsidiary of Anicom.

         3.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Anicom or Purchaser, as the case may be, and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Anicom's and Purchaser's Knowledge, no such Proceeding has been Threatened.

         3.5 BROKERS OR FINDERS. Anicom or Purchaser, as the case may be, and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.6     SEC FILINGS; ANICOM FINANCIAL STATEMENTS.

                 (a) Since February 22, 1995, Anicom has filed all forms, reports and documents required to be filed with the SEC pursuant to the federal securities laws and the SEC rules and regulations thereunder (the "Anicom SEC Reports"). As of their respective dates, the Anicom SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Anicom SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Anicom SEC Reports (the "Anicom Financial") (i) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented the consolidated financial position of Anicom and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         3.7     ADDITIONAL TAX MATTERS.

                 (a) Immediately prior to the Merger, Anicom will be in control of Purchaser within the meaning of Code Section 368(c)(1).

                 (b) Neither Anicom nor Purchaser is an investment company as defined in Code Section 368(a)(2)(F).

         3.8 NO UNDISCLOSED LIABILITIES. Neither Anicom nor any of its subsidiaries has any material liabilities or obligations of any nature (whether absolute, accrued or contingent) other than liabilities or obligations reflected or reserved against in the latest Anicom Financial filed with the Anicom SEC Reports and current liabilities incurred in the ordinary course of business since the date of such last Financial in the Anicom SEC Reports.

         3.9 NO MATERIAL ADVERSE CHANGE. Since the date of the last Anicom SEC Report, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of Anicom or any event, condition or contingency that is likely to result in such a material adverse change.

         3.10    DISCLOSURES.

                 (a) No representation or warranty of Anicom or Purchaser in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                 (b) There is no fact known to Anicom or Purchaser that has specific application to either Anicom or Purchaser or Norfolk (other than general economic or industry conditions) and that materially and adversely affects the assets, business, prospects, financial condition, or results of operations of Anicom or Purchaser that has not been set forth in this Agreement.

4.       POST-CLOSING COVENANTS

         4.1 TAX COMPLIANCE. After Closing, the Parties agree to take such further action as may be reasonably necessary to qualify the Merger as a reorganization under the provisions of Section 368(a)(2)(D) of the Code. In furtherance of the objective set forth in this Section 4.1, Shareholders covenant that they are acquiring the Purchase Shares for investment purposes. Shareholders agree not to sell, hedge, put or enter into any risk mitigation device or otherwise dispose of the Purchase Shares for a period of two (2) years after Closing, unless such Shareholder(s) provide(s) to Anicom and Purchaser with a private letter ruling or an opinion of tax counsel (which tax counsel shall be mutually acceptable to the parties) which ruling or opinion shall state that such sale of Purchase Shares would not disqualify the Merger as a tax-free reorganization under Section 368(a)(2)(D) of the Code and, in the case of an opinion, the form of the opinion shall be acceptable to each of the parties, in their sole discretion.

         4.2 REGISTRATION. Shareholders may request registration of all Purchase Shares at any time permitted by the Registration Rights Agreement provided after such registration, the Shareholders continue to be bound by the terms of this Agreement.

         4.3 REQUIRED APPROVALS. After Closing, Shareholders will cooperate with Anicom or Purchaser, as the case may be, in connection with any filings required by Legal Requirements to be made by Anicom or Purchaser, as the case may be, in furtherance of the Contemplated Transactions.

         4.4 TREATMENT OF EMPLOYEES. For purposes of determining eligibility and vesting under Anicom's employee pension plans and benefits under Anicom's sick leave and vacation policies, Anicom shall credit each Norfolk employee on the date of the Merger with all periods of service completed by that employee for Norfolk prior to the Merger to the extent such service was credited under the most comparable Norfolk benefit plan or policy prior to the Merger.

5.       INDEMNIFICATION; REMEDIES

         5.1 SURVIVAL. All representations and warranties in this Agreement, the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Merger until the second anniversary of the Effective Date, except that (a) the representations and warranties in Sections 2.11, 2.13, 2.19, 2.21 and 2.27 will survive, as they relate to claims by third parties or claims by Purchaser and/or Anicom arising out of such claims by third parties, until all applicable statutes of limitation with respect to claims that could be made by such third parties have elapsed, and (b) all representations and warranties in Section 2.3 shall survive indefinitely. Anicom or Purchaser, as the case may be, shall be entitled to indemnification under this Section 5 notwithstanding any investigation Anicom or Purchaser has conducted in connection with this transaction.

         5.2     INDEMNIFICATION AND REIMBURSEMENT BY SHAREHOLDERS.

                 (a) Subject to the terms of Section 5.1 and Sections 5.4 through 5.9 inclusive, Shareholders, jointly and severally, shall indemnify and hold harmless Purchaser and Anicom and its employees, officers, directors, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons"), and shall reimburse the Indemnified Persons, for any liability, claim (asserted by a third-party), damage or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with (a) any Breach of any representation or warranty made by Shareholders in or pursuant to this Agreement, the Disclosure Letter or any other certificate or document delivered by Shareholders pursuant to this Agreement, or (b) any Breach by Shareholders of any covenant or obligation of Shareholders in this Agreement.

                 (b) Notwithstanding any language to the contrary set forth herein, Shareholders shall jointly and severally indemnify and hold harmless Purchaser and Anicom for any and all Taxes, Claims, Damages or other costs and expenses relating to or arising out of Norfolk's failure to timely file that certain IRS Form 5500 relating to Norfolk's cafeteria plan for the short plan year of 9/1/94 to 5/31/95 which indemnity shall not be subject the Deductible (as defined in Section 5.7) or the Cap (as defined in Section 5.8).

                 (c) Notwithstanding anything to the contrary set forth herein, Shareholders shall not be obligated to indemnify Anicom or Purchaser, nor shall they otherwise be liable to Anicom or Purchaser, for any actual, consequential or incidental damages arising out of claims asserted by customers for product liability claims whether such claims are based on breach of contract, tort or otherwise (collectively, "Product Claims"). The Parties further acknowledge and agree that the Company and the Shareholders make no representation or warranty in this Agreement with respect to any Product Claims except as follows: no Product Claim is pending or, to Shareholders' knowledge, Threatened against the Company on or prior to the date hereof.

         5.3 INDEMNIFICATION AND REIMBURSEMENT BY ANICOM AND PURCHASER. Anicom and Purchaser shall jointly and severally indemnify and hold harmless Shareholders, and shall reimburse Shareholders, for any Damages arising from or in connection with (a) any Breach of any representation or warranty made by Anicom or Purchaser in this Agreement or in any certificate delivered by Anicom or Purchaser pursuant to this Agreement, or (b) any Breach by Anicom or Purchaser of any covenant or obligation of Anicom or Purchaser in this Agreement.

         5.4     PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS

                 (a)      Promptly after receipt by an indemnified party under
         Section 5.2 or 5.3 of notice of a claim against it ("Claim"), such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of such Claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                 (b) If any Claim referred to in Section 5.4(a) is made against an indemnified party and it gives notice to the indemnifying party of such Claim, the indemnifying party will be entitled to participate in the defense of such Claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Claim and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Claim and provide indemnification with respect to such Claim), to assume the defense of such Claim with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such Claim in each case subsequently incurred by the indemnified party in connection with the defense of such Claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Claim, (a) it will be conclusively established for purposes of this Agreement that the claims made in that Claim are within the scope of and subject to indemnification; (b) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (c) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of a Claim and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Claim, the indemnifying party will be bound by any determination with respect to said Claim or any compromise or settlement effected by the indemnified party, provided that the indemnified party shall not settle any such Claim without the prior consent of the indemnifying party (which consent may not be unreasonably withheld).

                 (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Claim, but the indemnifying party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which consent may not be unreasonably withheld).

         5.5 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         5.6 ESCROW. Any amounts owed by Shareholders to Anicom or Purchaser pursuant to this Agreement shall first be subject to the terms of the Escrow Agreement.

         5.7 DEDUCTIBLE. Shareholders shall not be required to indemnify and hold harmless Anicom and Purchaser pursuant to this Agreement for any Damages except to the extent such Damages (a) have a value, in the aggregate, in excess of the "Deductible" and (b) have not been satisfied through a Purchase Price Adjustment. The "Deductible" shall equal $70,680. (As an example of the application of the Deductible, if Anicom or Purchaser sustained a Damage in the amount of $125,000, Shareholders would only be required to indemnify and hold harmless Anicom or Purchaser in the amount of $54,320).

         5.8 CAP ON SHAREHOLDERS INDEMNITY. Shareholder's obligation(s) to indemnify and hold harmless Anicom and Purchaser pursuant to this Agreement shall not exceed $4,000,000 in the aggregate (the "Cap"). Each Shareholder's respective liability to provide indemnification under this Agreement shall not exceed his or her pro rata portion of the Cap which shall be determined based upon the percentage interest such Shareholder has in the Merger Consideration (as set forth on Part 1.2(d) of the Disclosure Letter) (for example, Hall's total potential liability shall be 2% of $4 million, or $80,000).

         5.9 RECOURSE AGAINST INSURANCE. Anicom and Purchaser acknowledge and agree that none of the Shareholders shall be liable to indemnify Anicom or Purchaser to the extent that such damage is satisfied by one or more insurance policies which benefit Anicom or Purchaser.

6.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified then:

         "BEST EFFORTS" -- the good faith efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement will be deemed to have occurred if there is or has been (a) any breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim by a third party alleging an occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision.

         "CLOSING AGREEMENTS" -- the Escrow Agreement, Merger Documents, employment agreements with each of Hurley and Mobley and the registration rights agreement, each in such form as has been delivered to Willcox & Savage P.C., as escrow agent pursuant to that certain Closing Escrow Agreement of even date among the parties hereto and Willcox & Savage P.C.

         "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "CODE" -- the Internal Revenue Code of 1986, as amended, or any successor law, and rules and regulations issued by the IRS pursuant to, or promulgated under, the Internal Revenue Code or any successor law.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including:

                   (i)    the merger of Norfolk with and into Purchaser;

                  (ii) the execution, delivery, and performance of the Closing Agreements and the Closing Documents; and

                 (iii) the performance by Purchaser and Shareholders of their respective covenants and obligations under this Agreement.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) which is legally binding.

         "DISCLOSURE LETTER" -- the disclosure letter delivered by Shareholders to Anicom concurrently with the execution and delivery of this Agreement.

         "ENCUMBRANCE" -- any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

         "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

         "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by Norfolk (or any predecessor Person) and any buildings, plants, or structures currently or formerly owned, leased, or operated by Norfolk (or any predecessor Person).

         "GAAP" -- generally accepted accounting principles, applied on a consistent basis.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any:

                   (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (ii) federal, state, local, municipal, foreign, or other government;

                 (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal);

                  (iv)    multi-national organization or body; or

                   (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HAZARDOUS SUBSTANCE" -- any substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Legal Requirement, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "IRS" -- the United States Internal Revenue Service.

         "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (i) such individual is actually aware of such fact or other matter; or

                  (ii) in the event such individual is or was an officer or director of Norfolk, a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of such officer or director fulfilling his or her day to day obligations and duties to Norfolk.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, or other constitution, ordinance, regulation, statute, treaty, or other law adopted, enacted, implemented, or promulgated by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction, and any agreement, approval, consent, injunction, judgment, license, order, or permit by or with any Governmental Body or to which Shareholders or Norfolk is a party or by which Shareholders or Norfolk is bound.

         "MATERIAL ADVERSE EFFECT" -- any adverse change in the properties, financial condition, business or results of operations of the subject company and/or any of its subsidiaries, as the case may be, which is material to such company and/or its subsidiaries, taken as a whole, as the case may be.

         "ORDER" -- any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                   (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                  (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

         "ORGANIZATIONAL DOCUMENTS" -- (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iii) any amendment to any of the foregoing.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

         "PROCEEDING" -- any suit, litigation, arbitration, hearing, audit, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PROPRIETARY RIGHTS" -- all proprietary information of Norfolk, including all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans, and customer and supplier lists/accounts and related information and all other proprietary rights relating to the production, sale or service of products and the conduct of Norfolk's business.

         "RELATED PERSON" -- with respect to a particular individual:

                   (i)    each other member of such individual's Family; and

                  (ii) any Person that is directly or indirectly controlled by any one or more members of such individual's Family.

With respect to a specified Person other than an individual:

                   (i) any Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; and

                  (ii) each Person that serves as a director, executive officer, general partner, executor, or trustee of such specified Person (or in a similar capacity);

For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse and former spouses, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of the foregoing. A Person will be deemed to control another Person, for purposes of this definition, if the first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management policies of the second Person, (x) through the ownership of voting securities,
(y) through common directors, trustees or officers, or (z) by contract or otherwise.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SEC" -- Securities and Exchange Commission.

         "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law including the rules and regulations promulgated thereunder.

         "TAX" -- any tax (including any income tax, capital gains tax, value-added tax, transfer tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed, or collected by or under the authority of any Governmental Body.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made and received (orally or in writing) or any notice has been given and received (orally or in writing), or if any other event has occurred or any other circumstances exists, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future. 7.
GENERAL PROVISIONS

7. GENERAL PROVISIONS

         7.1 EXPENSES. Norfolk, on the one hand, and Anicom and Purchaser, on the other, will each bear their own expenses incurred in connection with the Contemplated Transactions which expenses in the case of Norfolk's legal fees and legal expenses will be paid contemporaneously herewith.

         7.2 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand; (b) when sent by telecopier, provided that a copy is mailed by U.S. certified mail, return receipt requested; (c) three days after sent by Certified U.S. Mail, return receipt requested; or (d) one day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Shareholders:                              in each case, with a copy to:

     Ronald A. Hurley                      Willcox & Savage P.C.
     6000 Manor Park Terrace               1800 NationsBank Center
     Glen Allen, Virginia 23060            One Commercial Place
                                           Norfolk, Virginia 23510-2197
     Robert H. Jennings                    Attention:    Ross C. Reeves, Esq.
     1010 Seville Drive                                  Thomas C. Inglima, Esq.
     Chesapeake, Virginia 23320                 Telecopy No. (757) 628-5566

     Stephen M. Mobley                     -and-
     2204 Margaret Drive
     Virginia Beach, Virginia 23456        John C. McLemore, Esq.
                                           Livesay, McLemore and Isley P.C.
     Vonda M. Hall                         301 Columbia Street 3705
     Appalachian Court                     P.O. Box 1137
     Virginia Beach, Virginia 23452        Portsmouth, Virginia 23705
                                           Telecopy No.:  (757) 397-0699

Anicom and Purchaser:                      with a copy to:

     Anicom-Southeast, Inc.                Katten Muchin & Zavis
     -or-                                  525 West Monroe Street
     Anicom, Inc.                          Suite 1600
     6133 N. River Road                    Chicago, IL  60661-3693
     Suite 410                             Attention:   Jeffrey R. Patt, Esq.
     Rosemont, IL  60018                                Anthony L. Wanger, Esq.
     Attention:   Scott C. Anixter
     Telecopy No.: (312) 902-1061          Telecopy No.: (847) 518-8791

         7.3 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Contemplated Transactions.

         7.4 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         7.5 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior oral or written agreements between the parties with respect to its subject matter and constitutes the complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties hereto.

         7.6 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any direct or incidental legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

         7.7 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         7.8 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         7.9 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Illinois without regard to conflicts of laws principles and the parties hereto irrevocably consent to the personal jurisdiction of any state or Federal court of competent subject matter jurisdiction located in Cook County, Illinois.

         7.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         7.11 NO STRICT CONSTRUCTION. The language used in this Agreement will be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

               [Remainder of this Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.


ANICOM, INC.                           NORFOLK WIRE & ELECTRONICS, INC.


By:_______________________________     By:________________________________
        Donald C. Welchko                       Ronald A. Hurley
        Chief Financial Officer                 Chief Executive Officer
                                                  and Secretary



ANICOM-SOUTHEAST, INC.                  SHAREHOLDERS:



By:_______________________________      _________________________________
         Donald C. Welchko              Ronald A. Hurley
         Chief Financial Officer

                                        _________________________________
                                        Robert H. Jennings


                                        _________________________________
                                        Stephen M. Mobley


                                        _________________________________
                                        Vonda M. Hall